1 of 12
News Release Page 1 of 12

Cboe Global Markets Reports 2020 Fourth Quarter and Full Year Results

Fourth Quarter and Full Year Highlights*

●	Diluted EPS of $0.81 for the quarter and $4.27 for the year, Up 28 percent for the year
●	Adjusted diluted EPS¹ of $1.21 for the quarter and $5.27 for the year, Up 11 percent for the year
●	Net revenue of $307 million for the quarter and $1.3 billion for the year, Up 10 percent for the year
●	Returned $520 million to shareholders through share repurchases and dividends for the year
●	For 2021, the company is expecting net revenue contribution from recent acquisitions to be in a range of 4 to 6 percentage points. The company also targets mid-term organic net revenue growth in a range of 4 to 6 percentage points²
●	For 2021, adjusted operating expenses expected to be in the range of $531 to $539 million²
●	Board of Directors authorizes up to an additional $200 million for share repurchase program

CHICAGO, IL – February 5, 2021 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the 2020 fourth quarter and full year.

“I’m pleased to report that Cboe posted solid fourth quarter and strong full year 2020 results, including 10 percent net revenue growth and 11 percent adjusted EPS growth for the year, despite an unprecedented macro environment. We continued to execute on our ongoing strategy to leverage product innovation and superior technology, expand our customer base and diversify our business mix with recurring revenue,” said Edward T. Tilly, Cboe Global Markets Chairman, President and Chief Executive Officer. “We plan to continue to advance our strategy while leveraging our recent acquisitions to accelerate further growth. We are targeting mid-term organic net revenue growth of 4 to 6 percentage points and believe we can drive additional organic growth longer-term through our ongoing investment in attractive market opportunities. I am excited to build on the progress made by our team in 2020 to capitalize on our strategic opportunities in 2021 and beyond and deliver increased value to our customers and shareholders.”

“We delivered strong financial results in 2020, underscoring our ability to deliver improved earnings and cash flow generation in various market conditions.  Our 2020 results enabled us to return $520 million of capital to shareholders, a 69 percent increase compared to 2019 and the highest amount ever, demonstrating one of our long-standing objectives of returning value to shareholders through dividends and share repurchases. To this end, we are pleased that our Board of Directors today increased our share repurchase authorization by $200 million," said Brian N. Schell, Cboe Global Markets Executive Vice President, Chief Financial Officer and Treasurer.  "We plan to continue investing in future growth, while adhering to the prudent allocation of capital and disciplined expense management that have long been hallmarks of Cboe.”

*All comparisons are the fourth quarter or the year ended December 31, 2020, compared to the same period in 2019.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related expenses that would be required to reconcile to GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

- More -

2 of 12
News Release Page 2 of 12

Consolidated Fourth Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended December 31, 2020 and 2019.

Table 1
Consolidated Fourth Quarter Results					4Q20	4Q19
($ in millions except per share data)	4Q20	4Q19	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$307.1	$280.3	10%		$307.1	$280.3	10%
Total Operating Expenses	$172.3	$161.1	7%		$112.2	$95.6	17%
Operating Income	$134.8	$119.2	13%		$194.9	$184.7	6%
Operating Margin %	43.9%	42.5%	140	pp	63.5%	65.9%	(240)	pp
Net Income Allocated to Common Stockholders	$87.1	$86.1	1%		$130.4	$134.9	(3)%
Diluted EPS	$0.81	$0.77	5%		$1.21	$1.21	(0)%
EBITDA[1]	$176.7	$164.6	7%		$205.5	$196.7	4%
EBITDA Margin %[1]	57.5%	58.7%	(120)	pp	66.9%	70.2%	(330)	pp

●	Total revenues less cost of revenues (referred to as “net revenue”) of $307.1 million increased 10 percent, compared to $280.3 million in the prior-year period, primarily reflecting increases in net transaction and clearing fees[1], access and capacity fees and market data fees. In addition to acquisitions completed in the first half of the year, fourth quarter results include the acquisitions of EuroCCP, which closed on July 1, 2020, and MATCHNow, which closed on August 4, 2020.
●	Total operating expenses were $172.3 million versus $161.1 million in the fourth quarter of 2019. Adjusted operating expenses¹ of $112.2 million increased 17 percent compared with $95.6 million in the fourth quarter of 2019, primarily due to acquisitions, resulting in higher compensation and benefits and technology support services.
●	Operating income increased by 13 percent to $134.8 million and adjusted operating income¹ increased by 6 percent to $194.9 million. The operating margin for the fourth quarter was 43.9 percent versus 42.5 percent in the fourth quarter of 2019. The adjusted operating margin was 63.5 percent compared to 65.9 percent in the fourth quarter of 2019.
●	The effective tax rate for the fourth quarter of 2020 was 29.0 percent compared with 24.4 percent in the fourth quarter of 2019 and the effective tax rate on adjusted earnings¹ was 28.6 percent compared with 24.7 percent in last year’s fourth quarter. The higher effective tax rates in the fourth quarter of 2020 were primarily due to the release of income tax reserves in the fourth quarter of 2019.
●	Diluted EPS for the fourth quarter of 2020 increased 5 percent to $0.81. Adjusted diluted EPS[1] of $1.21 was flat compared to 2019’s fourth-quarter results.
●	The EBITDA margin for the fourth quarter was 57.5 percent compared to 58.7 percent in the fourth quarter of 2019. The adjusted EBITDA margin was 66.9 percent compared to 70.2 percent for the same period last year.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	4Q20	4Q19	Change
Options	$162.5	$139.4	17%
North American Equities	73.6	75.5	(3)%
Futures	21.5	30.9	(30)%
European Equities	35.5	21.6	64%
Global FX	14.0	12.9	9%
Total	$307.1	$280.3	10%

(1) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

- More -

3 of 12
News Release Page 3 of 12

Discussion of Results by Business Segment:

Options:

●	Options net revenue of $162.5 million was up $23.1 million, or 17 percent, from the fourth quarter of 2019, primarily due to increases in net transaction and clearing fees[1] and market data revenue. Market data revenue included $4.7 million contributed from acquisitions that closed in the first half of the year.
●	Net transaction and clearing fees¹ increased $15.3 million, reflecting a 41 percent increase in total options average daily volume (“ADV”), offset somewhat by a 19 percent decrease in total options revenue per contract (“RPC”) compared to the fourth quarter 2019. The decrease in total options RPC was due to a mix shift, with multi-listed options representing a higher percentage of total options volume. The RPC for multi-listed options increased 24 percent, primarily due to a shift in concentration by customer, coupled with strategic pricing changes. The RPC for index options increased 6 percent, primarily reflecting a shift in the product mix, as well as pricing changes implemented in the first quarter 2020.
●	Cboe’s Options business had total market share of 32.0 percent for the fourth quarter of 2020 compared to 37.4 percent in the fourth quarter of 2019, primarily reflecting a mix shift resulting from a lower percentage of ADV from index options. In addition, Cboe’s multi-listed options market share for the quarter decreased to 28.5 percent compared to 31.3 percent in the fourth quarter of 2019.

North American (N.A.) Equities:

●	N.A. Equities net revenue of $73.6 million was down $1.9 million, or 3 percent, primarily due to lower regulatory fines and assessments, coupled with lower market data revenue, offset somewhat by higher revenue from access and capacity fees and net transaction and clearing fees[1].
●	Cboe U.S. Equities exchanges had market share of 15.1 percent for the fourth quarter of 2020 compared to 16.4 percent in the fourth quarter of 2019. The decrease was primarily due to record highs in off-exchange trading volume during the fourth quarter of 2020, averaging 44 percent of total market volume compared to 38 percent in the fourth quarter of 2019.

Futures:

●	Futures net revenue of $21.5 million decreased $9.4 million, or 30 percent, primarily due to a decline in net transaction fees[1].
●	Net transaction and clearing fees¹ decreased $10.1 million, or 39 percent, reflecting a 30 percent decrease in ADV and a 12 percent decline in RPC. The RPC decline was primarily due to the addition of Mini-VIX futures, which are one-tenth the size of the standard VIX futures and have a lower fee per contract. The RPC variance also reflects higher volume from corporate bond index futures and associated lead market maker incentives.

European Equities:

●	European Equities net revenue of $35.5 million increased by 64 percent, primarily reflecting the addition of EuroCCP, which contributed $10.9 million in net revenue, as well as higher net transaction and clearing fees[1] from European Equities trading. Average daily notional value (“ADNV”) for the overall market was up 7 percent during the quarter and ADNV traded on Cboe European Equities was €6.6 billion, up 2 percent from last year’s fourth quarter, while net capture increased 4 percent.
●	For the fourth quarter of 2020, Cboe European Equities had 17.5 percent market share, down from 18.4 percent in the fourth quarter of 2019, primarily as a result of market profile shifts that impacted order flow to Cboe, as well as an increase in over-the-counter trading.

Global FX:

●	Global FX net revenue of $14.0 million increased 9 percent, primarily as a result of higher net transaction and clearing fees¹ and access and capacity fees. ADNV traded on the Cboe FX platform was $33.7 billion for the quarter, up 12 percent from last year’s fourth quarter and net capture per one million dollars traded was $2.64 for fourth-quarter 2020, down 6 percent compared to $2.80 in the fourth quarter of 2019.
●	Cboe FX had record market share of 16.7 percent for the quarter compared to 16.0 percent in last year’s fourth quarter.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

- More -

4 of 12
News Release Page 4 of 12

2021 Fiscal Year Financial Guidance

The company provided guidance for the 2021 fiscal year as noted below. This guidance takes into account the company’s acquisitions completed through December 31, 2020, including BIDS Trading; its investment in launching European derivatives trading and clearing; investments to support the company’s growth initiatives; and one-time and non-recurring savings recognized in 2020.

●	The company expects recently closed acquisitions to contribute net revenue growth in a range of 4 to 6 percentage points.
●	Recurring non-transactional revenue, defined as access and capacity fees plus proprietary market data, is targeted to increase by 7 percent to 8 percent, from a base of $342 million in 2020, with organic growth targeted in a range of 6 to 7 percent.
●	Adjusted operating expenses are expected to be in the range of $531 to $539 million. The guidance excludes the amortization of acquired intangible assets, which is expected to be $116 million. The company plans to reflect the exclusion of this amount in its non-GAAP reconciliation.¹
●	Depreciation and amortization expense, which is included in adjusted operating expenses above, is expected to be in the range of $38 to $42 million, excluding the expected amortization of acquired intangible assets of $116 million.
●	The effective tax rate² on adjusted earnings for the full year is expected to be in the range of 27.5 to 29.5 percent. Significant changes in trading volume, expenses, federal, state and local tax laws or rates and other items could materially impact this expectation.
●	Capital expenditures are expected to be in the range of $60 to $65 million, reflecting expenditures associated with the company’s planned trading floor relocation in 2021 and ongoing capacity and technology-related investments.

Capital Management

At December 31, 2020, the company had adjusted cash2 of $210.3 million. Total debt as of December 31, 2020 was $1,203.9 million.

The company paid cash dividends of $45.4 million, or $0.42 per share, during the fourth quarter of 2020 and utilized $88.0 million to repurchase 1.0 million shares of its common stock under its share repurchase program at an average price of $86.79 per share. For the full-year 2020, the company paid cash dividends of $170.6 million, or $1.56 per share, and utilized $349.1 million to repurchase 3.5 million shares of its common stock under its share repurchase program at an average price of $98.78 per share.  In addition, through January 31, 2021, the company used $0.5 million to repurchase 4,957 shares at an average price of $91.97. The company also announced today that its Board of Directors authorized up to an additional $200 million in share repurchases.  This new authorization will be in addition to any unused amount remaining under the company’s existing share repurchase authorization, resulting in approximately $399.7 million of remaining availability under its share repurchase program.

The share repurchase program has no expiration date. The repurchase program permits the company to purchase shares through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws. It does not obligate the company to make any repurchases at any specific time or situation. The timing and extent to which the company repurchases its shares will depend upon, among other  things, market conditions, share price, liquidity targets, regulatory requirements and other factors. Share repurchases may be commenced or suspended at any time or from time to time without prior notice.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its fourth-quarter financial results today, February 5, 2021, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 255-4313 from the United States, (866) 450-4696 from Canada or (412) 317-5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, February 5, 2021, through 11:00 p.m. CT, February 12, 2021, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 10150489.

(1)Specific quantifications of the amounts that would be required to reconcile the company’s adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related expenses that would be required to reconcile to GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

(2) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

- More -

5 of 12
News Release Page 5 of 12

About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE) provides cutting-edge trading and investment solutions to investors around the world. The company is committed to defining markets through product innovation, leading edge technology and seamless trading solutions.

Cboe offers trading across a diverse range of products in multiple asset classes and geographies, including options, futures, U.S., Canadian and European equities, exchange-traded products (“ETPs”), global foreign exchange (“FX”) and volatility products based on the VIX Index, recognized as the world’s premier gauge of U.S. equity market volatility.

Cboe’s subsidiaries include the largest options exchange and the third largest stock exchange operator in the U.S. In addition, the company operates one of the largest stock exchanges by value traded in Europe, and owns EuroCCP, a leading pan-European equities clearinghouse, BIDS Trading, a leading block-trading alternative trading system (“ATS”) by volume in the U.S., and MATCHNow, a leading equities ATS in Canada. Cboe also is a leading market globally for ETP listings and trading.

The company is headquartered in Chicago with a network of domestic and global offices across the Americas, Europe and Asia, including main hubs in New York, London, Kansas City and Amsterdam. For more information, visit www.cboe.com.

- More -

6 of 12
News Release Page 6 of 12

Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the impact of the novel coronavirus (“COVID-19”) pandemic, including changes to trading behavior broadly in the market; the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading and clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes; our ability to protect our systems and communication networks from security risks, cybersecurity risks, insider threats and unauthorized disclosure of confidential information; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; fluctuations to currency exchange rates; our index providers’ ability to maintain the quality and integrity of their indexes and to perform under our agreements; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to attract and retain skilled management and other personnel; our ability to minimize the risks, including our credit and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; our ability to manage our growth and strategic acquisitions or alliances effectively; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; and the accuracy of our estimates and expectations. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to reclassification.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Debbie Koopman
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7136
atu@cboe.com	tcave@cboe.com	dkoopman@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Bats®, BIDS Trading®, BZX®, BYX®, EDGX®, EDGA®, EuroCCP®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

- More -

7 of 12
News Release Page 7 of 12

Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2019
Options (ADV in thousands)
Total industry ADV	32,197	29,535	28,243	28,014	19,492
Total company Options ADV	10,299	9,569	9,944	10,731	7,297
Multi-listed options	8,705	8,136	8,354	8,069	5,552
Index options	1,595	1,433	1,590	2,663	1,745
Total Options Market Share	32.0%	32.4%	35.2%	38.3%	37.4%
Multi-listed options	28.5%	29.0%	31.4%	31.9%	31.3%
Index options	99.3%	98.9%	99.4%	99.2%	99.0%
Total Options RPC:	$0.182	$0.173	$0.182	$0.234	$0.225
Multi-listed options	$0.068	$0.056	$0.051	$0.053	$0.055
Index options	$0.809	$0.842	$0.870	$0.781	$0.766

North American Equities
U.S. Equities:
Total industry ADV (shares in billions)	10.5	9.9	12.4	11.0	6.8
Market share %	15.1%	15.1%	16.1%	16.7%	16.4%
Net capture (per 100 touched shares)	$0.015	$0.017	$0.025	$0.026	$0.023
Canadian Equities:
ADV (matched shares, in millions)	45.2	40.0	N/A	N/A	N/A
Total market share %	3.3%	3.3%	N/A	N/A	N/A
Market share % - TSX listed volume	4.7%	4.7%	N/A	N/A	N/A
Net capture (per 10,000 shares, in Canadian Dollars)	$8.300	$8.200	N/A	N/A	N/A

Futures
ADV (in thousands)	159	172	144	331	228
RPC	$1.575	$1.527	$1.743	$1.750	$1.794

European Equities
Total industry ADNV (Euros - in billions)	€37.5	€31.5	€40.1	€51.5	€35.1
Market share %	17.5%	17.7%	15.8%	17.7%	18.4%
Net capture (bps)	0.259	0.245	0.248	0.244	0.248
EuroCCP:
Trades cleared (in thousands)	290,181.9	255,293.1	N/A	N/A	N/A
Net settlement volume (shares in thousands)	2,132.7	2,038.1	N/A	N/A	N/A

Global FX
Market share %	16.7%	15.9%	16.4%	15.7%	16.0%
ADNV ($ in billions)	$33.7	$30.2	$31.8	$43.3	$30.1
Net revenue (per one million dollars traded)	$2.64	$2.70	$2.77	$2.69	$2.80

ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

U.S. Equities, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days.

Canadian Equities data reflects the acquisition of MATCHNow effective August 4, 2020. Canadian Equities, “net capture per 10,000  shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and the number of trading days. Total market share represents MATCHNow volume divided by the total volume of the Canadian Equities market. TSX listed volume market share represents MATCHNow volume divided by the total volume in TSX listed equities.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in British pounds divided by the product of matched ADNV in British pounds and the number of trading days. EuroCCP data reflects the acquisition of EuroCCP effective July 1, 2020. “Trades cleared” refers to the total number of non-interoperable trades cleared. “Net settlement volume” refers to the total number of settlements executed after netting.

Global FX, "net capture per one million dollars traded" refers to net transaction fees divided by the product of one-millionth of ADNV traded on the Cboe FX market, the number of trading days, and two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

- More -

8 of 12
News Release Page 8 of 12

Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three Months and Full Year Ended December 31, 2020 and 2019

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2020	2019	2020	2019
Revenues:
Transaction and clearing fees	$592.7	$394.2	$2,418.0	$1,716.2
Access and capacity fees	62.7	57.3	236.7	221.9
Market data fees	57.6	53.8	232.0	213.5
Regulatory fees	120.9	85.2	500.2	311.7
Other revenue	10.3	8.1	40.2	32.8
Total Revenues	844.2	598.6	3,427.1	2,496.1
Cost of Revenues:
Liquidity payments	386.7	215.5	1,554.1	964.7
Routing and clearing	21.8	8.1	70.4	35.8
Section 31 fees	113.2	73.5	465.0	271.4
Royalty fees	19.0	21.0	83.4	86.8
Other	(3.6)	0.2	(0.1)	0.5
Total Cost of Revenues	537.1	318.3	2,172.8	1,359.2
Revenues Less Cost of Revenues	307.1	280.3	1,254.3	1,136.9
Operating Expenses:
Compensation and benefits	57.5	49.0	224.9	199.0
Depreciation and amortization	40.5	42.8	158.5	176.6
Technology support services	15.0	11.9	54.5	46.2
Professional fees and outside services	17.6	15.4	60.6	68.3
Travel and promotional expenses	2.4	3.6	6.6	11.9
Facilities costs	4.9	3.2	17.6	11.0
Acquisition-related costs	28.8	8.7	45.2	48.5
Other expenses	5.6	26.5	24.2	38.2
Total Operating Expenses	172.3	161.1	592.1	599.7
Operating Income	134.8	119.2	662.2	537.2
Non-operating Income (Expenses):
Interest expense, net	(13.5)	(7.8)	(37.6)	(35.9)
Other income, net	1.6	2.8	35.8	0.1
Total Non-operating Income (Expenses)	(11.9)	(5.0)	(1.8)	(35.8)
Income Before Income Tax Provision	122.9	114.2	660.4	501.4
Income tax provision	35.6	27.9	192.2	130.6
Net Income	87.3	86.3	468.2	370.8
Net loss attributable to redeemable noncontrolling interest	—	—	—	4.1
Net Income Excluding Redeemable Noncontrolling Interest	87.3	86.3	468.2	374.9
Change in redemption value of redeemable noncontrolling interest	—	—	—	(0.5)
Net income allocated to participating securities	(0.2)	(0.2)	(1.2)	(1.7)
Net Income Allocated to Common Stockholders	$87.1	$86.1	$467.0	$372.7
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$0.81	$0.78	$4.28	$3.35
Diluted earnings per share	0.81	0.77	4.27	3.34
Weighted average shares used in computing income per share:
Basic	107.9	110.9	109.1	111.4
Diluted	108.0	111.2	109.3	111.8

- More -

9 of 12
News Release Page 9 of 12

Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

December 31, 2020 and 2019

	December 31,	December 31,
(in millions)	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$245.4	$229.3
Financial investments	92.4	71.0
Accounts receivable, net	337.3	234.7
Margin deposits and clearing funds	812.1	—
Income taxes receivable	53.1	56.8
Other current assets	26.5	15.8
Total Current Assets	1,566.8	607.6

Investments	42.7	61.2
Property and equipment, net	82.6	47.0
Property held for sale	13.0	21.1
Operating lease right of use assets	111.0	53.4
Goodwill	2,895.1	2,682.1
Intangible assets, net	1,729.0	1,589.9
Other assets, net	76.3	51.6
Total Assets	$6,516.5	$5,113.9

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$250.0	$171.9
Section 31 fees payable	152.9	99.0
Deferred revenue	10.2	4.5
Margin deposits and clearing funds	812.1	—
Income taxes payable	4.2	4.0
Current portion of long-term debt	68.7	—
Current portion of contingent consideration liabilities	15.2	2.2
Total Current Liabilities	1,313.3	281.6

Long-term debt	1,135.2	867.6
Unrecognized tax benefits	164.7	135.9
Deferred income taxes	377.6	399.7
Non-current operating lease liabilities	132.1	46.7
Contingent consideration liabilities	17.5	—
Other non-current liabilities	27.2	26.8
Total Liabilities	3,167.6	1,758.3

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.2	1.2
Treasury stock at cost	(1,250.4)	(887.1)
Additional paid-in-capital	2,713.3	2,691.3
Retained earnings	1,810.2	1,512.6
Accumulated other comprehensive income, net	74.6	37.6
Total Stockholders’ Equity	3,348.9	3,355.6

Total Liabilities and Stockholders’ Equity	$6,516.5	$5,113.9

- More -

10 of 12
News Release Page 10 of 12

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction and clearing fees, adjusted operating expenses, adjusted operating income, organic net revenue, adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted operating income, organic net revenue and adjusted operating expenses, provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue and organic net revenue guidance: Are non-GAAP financial measures that exclude or have otherwise been adjusted for the impact of our acquisitions for the period or guidance, as applicable. Management believes the organic net revenue growth and guidance measures provide users with supplemental information regarding the company’s ongoing and future potential revenue performances and trends by presenting revenue growth and guidance excluding the impact of the acquisitions.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

Table 3	Three Months Ended		Year Ended
(in millions)	December 31,		December 31,
Reconciliation of Revenue Less Cost of Revenue to Organic	2020	2019	2020	2019
Net Revenue
Revenues less cost of revenues (net revenue)	$307.1	$280.3	$1,254.3	$1,136.9
Less acquisitions:
Acquisition revenues less cost of revenues	$(18.1)	$—	$(41.4)	$—
Organic net revenue	$289.0	$280.3	$1,212.9	$1,136.9

- More -

11 of 12
News Release Page 11 of 12

Reconciliation of GAAP and non-GAAP Information

	Three Months Ended		Twelve Months Ended
Table 4	December 31,		December 31,
(in millions, except per share amounts)	2020	2019	2020	2019
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP
(As shown on Table 1)
Net income allocated to common stockholders	$87.1	$86.1	$467.0	$372.7
Non-GAAP adjustments
Acquisition-related expenses (1)	28.8	8.7	45.2	48.5
Provision for notes receivable (2)	—	23.4	6.7	23.4
Bargain purchase gain (3)	—	—	(32.6)	—
Amortization of acquired intangible assets (4)	31.3	33.4	124.7	138.5
Change in redemption value of noncontrolling interest	—	—	—	0.5
Total Non-GAAP adjustments	60.1	65.5	144.0	210.9
Income tax expense related to the items above	(13.1)	(16.5)	(38.0)	(50.7)
Deferred tax re-measurements	(3.6)	—	4.1	—
Impairment charges attributed to noncontrolling interest	—	—	—	(3.6)
Net income allocated to participating securities - effect on reconciling items	(0.1)	(0.2)	(0.6)	(0.7)
Adjusted net income allocated to common stockholders	$130.4	$134.9	$576.5	$528.6

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$0.81	$0.77	$4.27	$3.34
Per share impact of non-GAAP adjustments noted above	0.40	0.44	1.00	1.39
Adjusted diluted earnings per common share	$1.21	$1.21	$5.27	$4.73

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$307.1	$280.3	$1,254.3	$1,136.9
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenue less cost of revenue	$307.1	$280.3	$1,254.3	$1,136.9
Operating expenses (5)	$172.3	$161.1	$592.1	$599.7
Non-GAAP adjustments noted above	60.1	65.5	176.6	210.4
Adjusted operating expenses	$112.2	$95.6	$415.5	$389.3
Operating income	$134.8	$119.2	$662.2	$537.2
Non-GAAP adjustments noted above	60.1	65.5	176.6	210.4
Adjusted operating income	$194.9	$184.7	$838.8	$747.6
Adjusted operating margin (6)	63.5%	65.9%	66.9%	65.8%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	122.9	114.2	660.4	501.4
Non-GAAP adjustments noted above	60.1	65.5	144.0	210.9
Adjusted income before income taxes	$183.0	$179.7	$804.4	$712.3

Income tax expense	35.6	27.9	192.2	130.6
Non-GAAP adjustments noted above	16.7	16.5	33.9	50.7
Adjusted income tax expense	$52.3	$44.4	$226.1	$181.3
Adjusted income tax rate	28.6%	24.7%	28.1%	25.5%

(1) This amount includes professional fees and outside services, severance, facilities expenses, impairment charges and other costs related to the company’s acquisitions.

(2) This amount represents the provision for notes receivable, recorded in other expenses on the consolidated statements of income, associated with the funding for the development of the consolidated audit trail (“CAT”).

(3) This amount represents the bargain purchase gain related to the acquisition of EuroCCP on July 1, 2020.

(4) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(5) The company sponsors deferred compensation plans held in a rabbi trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($1.5 million and $1.2 million in expense for the three months ended December 31, 2020 and 2019, respectively, and $2.5 million and $5.0 million in the year ended December 31, 2020 and 2019, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other expense, net” ($1.5 million and $1.2 million in income, expense and dividends in the three months ended December 31, 2020 and 2019, respectively, and $2.5 million and $5.0 million in the year ended December 2020 and 2019, respectively), on the consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(6) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

- More -

12 of 12
News Release Page 12 of 12

EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses, provision for notes receivable, bargain purchase gain, and impairment charges attributed to noncontrolling interest.  EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA
(Per Table 1)	2020	2019	2020	2019
Net income allocated to common stockholders	$87.1	$86.1	$467.0	$372.7
Interest expense, net	13.5	7.8	37.6	35.9
Income tax provision	35.6	27.9	192.2	130.6
Depreciation and amortization	40.5	42.8	158.5	176.6
EBITDA	$176.7	$164.6	$855.3	$715.8
EBITDA Margin	57.5%	58.7%	68.2%	63.0%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	28.8	8.7	45.2	48.5
Provision for notes receivable	—	23.4	6.7	23.4
Bargain purchase gain	—	—	(32.6)	—
Impairment charges attributed to noncontrolling interest	—	—	—	(3.6)
Adjusted EBITDA	$205.5	$196.7	$874.6	$784.1
Adjusted EBITDA Margin	66.9%	70.2%	69.7%	69.0%

Table 6
(in millions)	December 31,	December 31,
Reconciliation of Cash and cash equivalents to Adjusted Cash	2020	2019
Cash and cash equivalents	$245.4	$229.3
Financial investments	92.4	71.0
Less deferred compensation plan assets	(24.5)	(23.4)
Less cash collected for Section 31 Fees	(103.0)	(69.0)
Adjusted Cash	$210.3	$207.9

Table 7
(in millions)
Reconciliation of Net Transaction and Clearing Fees - Three Months Ended December 31, 2020 and 2019
	Consolidated		Options Segment		N.A. Equities Segment		Futures Segment		European Equities Segment		Global FX Segment
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,		December 31,		December 31,		December 31,
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Transaction and clearing fees	$592.7	$394.2	$269.9	$177.2	$265.1	$164.3	$16.0	$26.1	$30.0	$15.6	$11.7	$11.0
Liquidity payments	(386.7)	(215.5)	(145.0)	(69.8)	(237.0)	(141.4)	—	—	(4.7)	(4.3)	—	—
Routing and clearing	(21.8)	(8.1)	(4.6)	(2.4)	(10.4)	(5.7)	—	—	(6.8)	—	—	—
Net transaction and clearing fees	$184.2	$170.6	$120.3	$105.0	$17.7	$17.2	$16.0	$26.1	$18.5	$11.3	$11.7	$11.0

###